As filed with the Securities and Exchange Commission on January 10, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________________________

Scholastic Corporation
(Exact name of registrant as specified in its charter)

Delaware	13-3385513
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

     557 Broadway, New York, NY 10012
(Address of Principal Executive offices, including Zip Code)

SCHOLASTIC CORPORATION
2007 OUTSIDE DIRECTORS STOCK INCENTIVE PLAN
(Full Title of the Plans)

Devereux Chatillon
Senior Vice President, General Counsel and Secretary
Scholastic Corporation
557 Broadway, New York, NY 10012
(212) 343-6100

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of	Amount	maximum	maximum	Amount of
securities to	to be	offering price	aggregate	registration
be registered	registered (1)	per share (2)	offering price (2)	fee (2)
Common Stock ($.01 par value)	500,000	$33.00	$16,500,000	$649

(1)      Pursuant to Rule 416(a), this registration statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Scholastic Corporation 2007 Outside Directors Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)      Estimated solely for purposes of calculating the registration fee, and pursuant to Rule 457(h) under the Securities Act of 1933, as amended, computed based upon the average of the high and low prices of the Registrant’s Common Stock reported on the NASDAQ Global Select Market on January 8, 2008.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information

          Not filed as part of this registration statement pursuant to the Note to Part 1 of Form S-8. The documents containing the information specified in this Item have been or will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.     Registrant Information and Employee Plan Annual Information

          Not filed as part of this registration statement pursuant to the Note to Part 1 of Form S-8. The documents containing the information specified in this Item have been or will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act.

1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference

          The following documents which have heretofore been filed by Scholastic Corporation (the “Company”) (Commission File No. 000-19860) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

          (a)      The Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2007;

          (b)      The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ending August 31, 2007 and November 30, 2007;

          (c)      The Company’s Current Reports on Form 8-K filed with the SEC on June 1, 2007, July 16, 2007, October 5, 2007, November 2, 2007 and December 14, 2007; and

          (d)      The description of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), contained in the Company’s registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all the Common Stock offered hereby has been sold or which deregisters all Common Stock then remaining unsold shall be deemed to be automatically incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents; provided, however, that the Company is not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K, unless, and to the extent, specified in any such current report on Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall only be deemed to be a part of this registration statement as so modified or superseded.

Item 4.     Description of Securities

          Not applicable

Item 5.       Interests of Named Experts and Counsel

          The validity of the issuance of the shares of Common Stock to which this registration statement relates has been passed upon by Baker & McKenzie LLP, New York, New York. Andrew S. Hedden is a partner of Baker & McKenzie LLP and a Director of the Company. As of January 10, 2008, Mr. Hedden beneficially owned 2,000 shares of Common Stock of the Company.

Item 6.      Indemnification of Directors and Officers

                    Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit, or proceeding, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A similar standard of care is applicable in the case of actions by or in the right of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the Delaware Court of Chancery or other court shall deem proper.

          Charter and by-laws. Article FIFTH of the Amended and Restated Certificate of Incorporation and Article VII of the By-laws of the Company contain provisions for the indemnification of the Company’s directors, officers and employees to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. In addition, as authorized by Section 145 of the Delaware General Corporation Law, Article FIFTH of the Company’s Amended and Restated Certificate of Incorporation eliminates the personal liability of its directors to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derived an improper personal benefit.

          Insurance. The Company currently maintains an insurance policy under which the Company and the directors and officers of the Company are insured, within the limits of the policy, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which directors and officers of the Company are parties by reason of being or having been such directors or officers.

          SEC Position. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.       Exemption from Registration Claimed

          Not Applicable

Item 8.     Exhibits

          The following is a list of exhibits filed as part of this registration statement, which are incorporated herein.

4	Scholastic Corporation 2007 Outside Directors Stock Incentive Plan

5	Opinion of Baker & McKenzie LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Baker & McKenzie LLP (included in Exhibit 5.1)

Item 9.      Undertakings

          The Company hereby undertakes:

                (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii)      To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii)      To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

               (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 10, 2008.

SCHOLASTIC CORPORATION

By:	/s/ Richard M. Robinson
Richard Robinson, Chairman of
the Board, Chief Executive Officer
and President

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Robinson his or her true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary and requisite to be done, as fully and to all the intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard Robinson	Chairman of the Board, President,	January 10, 2008
Richard Robinson	Chief Executive Officer and
Director (Principal Executive
Officer)

/s/ Maureen O’Connell	Executive Vice President, Chief	January 10, 2008
Maureen O’Connell	Administrative Officer and
Chief Financial Officer (Principal
Financial Officer)

/s/ Robert J. Jackson	Chief Accounting Officer	January 10, 2008
Robert J. Jackson	(Principal Accounting Officer)

/s/ James W. Barge	Director	January 10, 2008
James W. Barge

/s/ Rebeca M. Barrera	Director	January 10, 2008
Rebeca M. Barrera

/s/ Ramon C. Cortines	Director	January 10, 2008
Ramon C. Cortines

/s/ John L. Davies	Director	January 10, 2008
John L. Davies

/s/ Andrew S. Hedden	Director	January 10, 2008
Andrew S. Hedden

/s/ Mae C. Jemison	Director	January 10, 2008
Mae C. Jemison

/s/ Peter M. Mayer	Director	January 10, 2008
Peter M. Mayer

/s/ John G. McDonald	Director	January 10, 2008
John G. McDonald

/s/Augustus K. Oliver	Director	January 10, 2008
Augustus K. Oliver

/s/ Richard M. Spaulding	Director	January 10, 2008
Richard M. Spaulding

EXHIBIT INDEX

Number	Description of Document
Exhibit 4	Scholastic Corporation 2007 Outside Directors Stock Incentive Plan.
Exhibit 5	Opinion of Baker & McKenzie LLP.
Exhibit 23.1	Consent of Ernst & Young LLP.
Exhibit 23.2	Consent of Baker & McKenzie LLP (included in Exhibit 5).